UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*



                          FOODARAMA SUPERMARKETS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   344820105
             ------------------------------------------------------
                                (CUSIP Number)

                             December 31, 2005 (1)
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   344820105
--------------------------------------------------------------------------------
1. Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)

   JOSEPH J. SAKER
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

   [X] (a) See Footnote (2).
   [ ] (b)
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3. SEC Use Only
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4. Citizenship or Place of Organization

   UNITED STATES
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               5.  Sole Voting Power            220,597   (3)
Number of      -----------------------------------------------------------------
Shares         6.  Shared Voting Power          None
Benefically    -----------------------------------------------------------------
Owned by Each  7.  Sole Dispositive Power       220,597   (3)
Reporting      -----------------------------------------------------------------
Person With    8.  Shared Dispositive Power     None
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person 220,597 (3)
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) |X|

    See Footnote (3).

--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)     21.5 %
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)      IN
--------------------------------------------------------------------------------

Item 1.

        (a) Name of Issuer: Foodarama Supermarkets, Inc.
                            ----------------------------
        (b) Address of Issuer's Principal Executive Offices:

            922 Highway 33, Suite 6, Freehold, New Jersey  07728-8453
            ---------------------------------------------------------
Item 2.

        (a) Name of Person Filing: Joseph J. Saker
                                   ---------------
        (b) Address of Principal Business Office:

            922 Highway 33, Suite 6, Freehold, New Jersey  07728-8453
            ---------------------------------------------------------
        (c) Citizenship: United States
                         -------------

        (d) Title of Class of Securities: Common Stock, $1.00 par value
                                          -----------------------------
        (e) CUSIP Number: 344820105
                          ---------
Item  3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is a:

        (a)   [ ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

        (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)   [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E).

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

        (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



Item 4. Ownership.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned: 220,597 (3).
                                       -----------
        (b) Percent of class: 21.5 % .
                              ------
        (c) Number of shares as to which the person has:

        (i) Sole power to vote or to direct the vote: 220,597 (3).
                                                      -----------
        (ii) Shared power to vote or to direct the vote: None .
                                                         ------
        (iii)Sole power to dispose or to direct the disposition of: 220,597 (3).
                                                                    -----------
        (iv) Shared power to dispose or to direct the disposition of: None .
                                                                      -----


Item 5. Ownership of Five Percent or Less of a Class.

        Not applicable.
        ------------------------------------------------------------------------


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.
        ------------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

        Not applicable.
        ------------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

        Not applicable.
        ------------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

        Not applicable.
        ------------------------------------------------------------------------

Item 10. Certifications.

        (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            Not applicable.
            --------------------------------------------------------------------

        (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            Not applicable.
            --------------------------------------------------------------------

--------------------------------------------------------------------------------

Footnotes:
----------

(1) Except as otherwise specified herein, the information presented in this Amendment No. 8 to Schedule 13G is as of December 31, 2005.

(2) For additional information, see the Schedule 13D filed with the Securities and Exchange Commission on December 2, 2005.

(3) Includes 40,000 shares of the Issuer's Common Stock subject to currently exercisable stock options. Excludes 13,378 shares of the Issuer's Common Stock held by Joseph J. Saker's wife, which shares the reporting person disclaims beneficial ownership for purposes of section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.







                     [The next page is the signature page.]

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 10, 2006
                                      -----------------------------------
                                                     Date

                                             /S/ Joseph J. Saker
                                      -----------------------------------
                                                 Signature

                                           Joseph J. Saker/Chairman
                                      -----------------------------------
                                                  Name/Title